Exhibit 99.5

CONSENT OF MORRIS A. DAVIS.

In connection with the filing by FG Merger II Corp. and BOXABL Inc. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to be named as a nominee to the board of directors for BOXABL Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: December 29, 2025

Morris A. Davis.

/s/ Morris A. Davis.

Signature